Exhibit 10.1

FIRST AMENDMENT TO FORBEARANCE AGREEMENT
AND
SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

This First Amendment to Forbearance Agreement and Second Amendment to Loan and Security Agreement (the “Amendment”) is entered into as of April 30, 2012, by and between SQUARE 1 BANK (the “Bank”) and LUCID, INC. (the “Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of July 20, 2011 (as amended from time to time, with related documents, the “Loan Agreement”). Borrower and Bank are parties to that certain Forbearance Agreement and First Amendment to Loan and Security Agreement dated as of March 30, 2012 (as amended from time to time, the “Forbearance Agreement”). The parties desire to amend the Loan Agreement and the Forbearance Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)             Borrower hereby requests that, immediately upon effectiveness of this Amendment, the Cash Collateral Account held at Bank pursuant to Section 6.6(a) of the Loan Agreement be used to repay $500,000 in principal amount of Term Loans. Borrower hereby agrees to cause Northeast LCD Capital, LLC to take all actions requested by Bank to release the funds in the Cash Collateral Account.

2)             Section 3 of the Forbearance Agreement is hereby amended and restated, as follows:

Forbearance. Borrower acknowledges the existence of the Existing Default under the Loan Agreement. Borrower further acknowledges and agrees that Bank is not in any way agreeing to waive such Existing Default as a result of this Agreement or the performance by the parties of their respective obligations hereunder or thereunder. Subject to the conditions contained herein and performance by Borrower of all of the terms of this Agreement and the Loan Agreement after the date hereof, Bank shall, through May 7, 2012 or until such earlier date that there shall occur any further Event of Default (the “Forbearance Period”), forbear from exercising any remedies that it may have against Borrower as a result of the occurrence of the Existing Default. Such forbearance does not apply to any other Event of Default or other failure by Borrower to perform in accordance with the Loan Agreement or this Agreement. This forbearance shall not be deemed a continuing waiver or forbearance with respect to any Event of Default of a similar nature that may occur after the date of this Agreement.

3)             Section 6.6(a) of the Loan Agreement is hereby deleted in its entirety.

4)             Section 6.7 of the Loan Agreement is hereby amended and restated, as follows:

6.7          Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:

(a)           Profitability. Tested monthly and measured on a cumulative basis beginning with the monthly reporting period ending on June 30, 2011, Borrower shall achieve a Profitability of at least the amounts shown in column B the table immediately below for the corresponding monthly reporting periods.

A	B
Monthly Reporting Period	Cumulative Minimum Profitability
June 2011	$(3,143,988)
July 2011	$(4,396,870)
August 2011	$(4,396,870)
September 2011	$(4,396,870)
October 2011	$(5,176,497)
November 2011	$(5,176,497)
December 2011	$(5,176,497)
January 2012	$(47,159)
February 2012	$(47,159)
March 2012	$(47,159)
April 2012	$(47,159)
May 2012	$(47,159)
June 2012	$299,744
July 2012	$299,744
August 2012	$299,744
September 2012	$1,184,502
October 2012	$1,184,502
November 2012	$1,184,502
December 2012	$2,673,818

Beginning with 2012, Bank and Borrower hereby agree that, on or before December 1st of each year during the term of this Agreement, Borrower shall provide to Bank a fully-funded budget for the upcoming calendar year, and Bank shall use that budget in good faith to establish minimum Profitability amounts for the upcoming calendar year, with such maximum amounts being incorporated herein by an amendment, which shall be promptly executed by Bank and Borrower.

(b)           Minimum Cash. Borrower shall maintain a balance of unrestricted Cash at Bank of not less than $1,000,000 at all times.

5)             The following defined term in Exhibit A to the Loan Agreement is hereby amended and restated, as follows:

“Term Loan Maturity Date” means May 7, 2012.

6)             Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Loan Agreement. The Loan Agreement and the Forbearance Agreement, as amended hereby, shall be and remain in full force and effect in accordance with their respective terms, and hereby are ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Loan Agreement or the Forbearance Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Loan Agreement and the Forbearance Agreement.

7)             Borrower represents and warrants that the representations and warranties contained in the Loan Agreement and the Forbearance Agreement are true and correct in all material respects as of the date of this Amendment.

8)             This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

9)             As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)             this Amendment, duly executed by Borrower;

b)             notification to Bank, as described in Section 2.1(b)(iii) of the Loan Agreement, requesting Bank to apply the $500,000 held in the Cash Collateral Account at Bank pursuant to Section 6.6(a) of the Agreement to the outstanding principal amount of Term Loans;

c)              payment of a $5,000 facility fee, which may be debited from any of Borrower’s accounts;

d)             payment of all Bank Expenses, including Bank’s expenses for the documentation of this Amendment and any other related documents, which may be debited from any of Borrower’s accounts; and

e)              such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

LUCID, INC.

By:	/s/ Karen A. Long
Name:	Karen A. Long
Title:	Controller

SQUARE 1 BANK

By:	/s/ Basil Kushnir
Name:	Basil Kushnir
Title:	AVP — Venture Banking

[Signature Page to First Amendment to Forbearance Agreement and Second Amendment to
Loan and Security Agreement]